We have issued our reports dated March 17, 2000, accompanying the financial statements incorporated in the Annual Report of Sepragen Corporation on Form 10-KSB for the year ended December 31, 1999. We hereby consent to the incorporation by reference in the Registration Statements of Sepragen Corporation on Form S-8 (File Nos. 33-95182 and 333-11903).

/s/ Grant Thornton LLP

San Jose, California

June 23, 2000